Exhibit 99.1
CST Brands Provides Update and Preliminary Results for the Fourth Quarter 2013
SAN ANTONIO, January 23, 2014 - CST Brands, Inc. (NYSE: CST) (the “Company”) today provided an update to previous guidance related to its fourth quarter 2013 operating results. The Company originally provided this information on its conference call to discuss its third quarter 2013 financial results on Monday, November 4, 2013.
Although financial statements of CST Brands for the three months ended December 31, 2013 are not yet complete, certain preliminary financial information is available. Based on such preliminary financial information, the following is being provided:
U.S. Segment

•	Motor fuel volume, on a gallons per site per day basis, is expected to be close to the low end of the previously provided guidance of 4,850 to 4,950 gallons per site per day.

•	Merchandise sales, on a per site per day basis, is expected to be close to the low end of the previously provided guidance of $3,250 to $3,350 per site per day.

•	Merchandise gross margin percentage, after the deduction of credit card fees, is expected to be slightly above the high end of the previously provided range of 29 to 30 percent.

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Although guidance was not previously provided with regard to motor fuel gross margin (cents per gallon), the Company expects fourth quarter cents per gallon, after the deduction of credit card fees, to be in the range of 14 to 16 cents per gallon.

Canada. Segment

•	Motor fuel volume, on a gallons per site per day basis, is expected to be close to the low end of the previously provided guidance of 3,300 to 3,400 gallons per site per day.

•	Merchandise sales, on a per site per day basis, is expected to be close to the low end of the previously provided guidance of $2,500 to $2,600 per site per day.

•	Merchandise gross margin percentage, after the deduction of credit card fees, is expected to be slightly above the high end of the previously provided range of 27 to 28 percent.

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Although guidance was not previously provided with regard to motor fuel gross margin (cents per gallon), the Company expects fourth quarter cents per gallon, after the deduction of credit card fees, to be in the range of 23 to 25 cents per gallon.

It is anticipated that that the effective tax rate for the fourth quarter will be in the 34 to 36 percent range.
CST Brands currently expects to report fourth quarter and full year 2013 results in early March. Details regarding the specific date, time, conference call and webcast information for the earnings report will be provided at a later date.
Retail Store Update
During the fourth quarter, the Company opened two new stores in the U.S. and five new stores in Canada. For the full year 2013, CST Brands opened 15 new stores in the U.S. and seven new stores in Canada.
As of December 31, the Company operated a total of 1,036 sites in the U.S. and 846 sites in Canada (272 company-operated, 499 dealer/agent (fuel only) and 75 cardlock (fuel only)).
The preliminary financial data upon which this update has been based is subject to completion and reflects the Company's current good faith estimates and may be revised as a result of management's further review of the Company's results. The Company has not completed its normal review procedures as of, and for, the year ended December 31, 2013, and there can be no assurance that the final results for such period will not differ from the preliminary financial data. Any such changes could be material. During the course of the preparation of the Company's consolidated financial statements and related notes as of, and for, the year ended December 31, 2013, the Company may identify items that would require it to make material adjustments to such preliminary financial data. The updated data should not be viewed as a substitute for financial statements prepared in accordance with U.S. generally accepted accounting principles. The Company's consolidated financial statements and related notes as of, and for, the year ended December 31, 2013 are not expected to be filed with the Securities and Exchange Commission until March 2014.

About CST Brands, Inc.
CST Brands, Inc. (NYSE: CST) is one of the largest independent retailers of motor fuels and convenience merchandise in North America. Based in San Antonio, Texas, CST Brands employs nearly 12,000 Team Members at nearly 1,900 locations throughout the Southwestern United States and Eastern Canada offering a broad array of convenience merchandise, beverages, snacks and fresh food. In the U.S., CST Brands’ Corner Stores proudly sell Valero fuels and signature products such as Fresh Choices baked and packaged goods, U Force energy and sport drinks, Cibolo Mountain coffee, FC Soda and Flavors2Go fountain drinks. In Canada, CST Brands is the exclusive provider of Ultramar fuel and its Dépanneur du Coin and Corner Stores sell signature Transit Café coffee and pastries. For more information about CST Brands, please visit cstbrands.com.
Safe Harbor Statement
Statements contained in this release that state the Company's or management's expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The words “believe,” “expect,” “should,” “intends,” “estimates,” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CST Brands' most recent Form 10-Q or registration statement on Form S-1, as amended and filed with the Securities and Exchange Commission, each as available on the CST Brands' website at www.cstbrands.com. The Company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.
Contacts
Investors: Randy Palmer, Director – Investor Relations, 210-692-2160
Media: The DeBerry Group, Melissa Ludwig or Trish DeBerry, 210-223-2772